ARTHUR ANDERSEN [LOGO]

                                                        ARTHUR ANDERSEN LLP
                                                        SUITE 1470
                                                        ONE BISCAYNE TOWER
                                                        MIAMI, FL 33131

                                                        TEL 305 374 3700
                                                        FAX 305 789 2477
June 15, 2000

Mr. Mitchell Rubinson
Chairman of the Board and Chief Executive Officer
International Fast Food Corporation
1000 Lincoln Road, Suite 200
Miami Beach, Florida 33139

Dear Mr. Rubinson:

This is to confirm that the client-auditor relationship between International Fast Food Corporation (Commission File Number 1-11386) and Arthur Andersen LLP has ceased.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
-----------------------
Arthur Andersen, LLP


cc:      Securities and Exchange Commission
         Office of the Chief Accountant

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